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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-104406

Prospectus Supplement dated June 13, 2003
(To Prospectus dated May 20, 2003)

                           Sirius Satellite Radio Inc.

                        57,314,176 Shares of Common Stock

     This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The "Selling Securityholders" section of the Prospectus is hereby supplemented to reflect the distribution on June 12, 2003 of 57,314,176 shares of common stock by Blackstone to its partners (the "Additional Selling Stockholders"). Some of these Additional Selling Stockholders may subsequently make further distributions to their respective partners or members, in which event additional prospective supplements will be filed naming such additional distributees. The following table sets forth the maximum number of shares of common stock beneficially owned by each of the Additional Selling Stockholders as of the date of this Prospectus Supplement and after giving effect to such distribution. Each Additional Selling Stockholder may offer all of these shares of common stock pursuant to the Prospectus and this Prospectus Supplement and any distribution may occur pursuant to the terms described in the "Plan of Distribution" contained in the Prospectus.

     The shares of common stock reflected on the table below held by Blackstone and the Additional Selling Stockholders and the shares of common stock issuable upon the exercise of the warrants held by Blackstone are entitled to the benefits of a registration rights agreement, dated as of June 12, 2003, with us. The registration rights agreement sets forth certain procedural requirements of the company with respect to these shares of common stock. The agreement also provides for certain board observer rights for a Blackstone entity and our indemnification of certain liabilities under the securities laws. Blackstone and the Additional Selling Stockholders have agreed to indemnify us for certain liabilities under the securities laws with respect to information concerning them. We expect to enter into similar registration rights agreements with LJH Partners, L.P., Robert C. Fanch Revocable Trust and BCI Investments L.L.C. The registration rights agreement will be incorporated by reference in the registration statement of which the Prospectus is a part and may be read for a full description of its terms.

     In connection with the registration rights agreement, Blackstone has agreed not to exercise its warrants after September 7, 2004.

     Capitalized terms used in this Prospectus Supplement and not otherwise defined have the meaning given to them in the Prospectus.


                                                                   Number of Shares of Common Stock Owned Beneficially as
             Name of Additional Selling Stockholder                  of the Date Hereof and Maximum Number of Shares of
             --------------------------------------                          Common Stock to be Offered Hereby
                                                                             ---------------------------------
Bank of America Capital Corporation                                                    762,085
Bedrock Capital Partners                                                               533,459



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
                                                                   Number of Shares of Common Stock Owned Beneficially as
             Name of Additional Selling Stockholder                  of the Date Hereof and Maximum Number of Shares of
             --------------------------------------                          Common Stock to be Offered Hereby
                                                                             ---------------------------------
Bell Atlantic Master Trust                                                           1,524,170
BLACAP Partners                                                                        502,975
Blacksand Investment Pte Ltd.                                                        1,509,472
Blackstone(1)                                                                        2,287,834
California Public Employees' Retirement System                                       3,048,340
California State Teachers' Retirement System                                         4,572,511
Capital d'Amerique CDPQ Inc.                                                           801,833
Capital International CDPQ Inc.                                                        801,833
Chancellor LGT Offshore Partnership Fund, L.P.                                         381,044
Public Employees' Retirement Association of Colorado                                 4,572,511
The Trustees of the Columbia University
     In the City of New York                                                           381,043
State Retirement Plans of Connecticut                                                  457,251
Credit Suisse  First Boston Investments
     Fund 1997, L.P.                                                                   457,252
Dover Street IV L.P.                                                                   396,122
Finlayson Fund Investment Pte Ltd.                                                     914,504
First Plaza Group Trust                                                              1,665,181
General Electric Capital Corporation                                                   762,085
General Reinsurance Corp.                                                              381,043
Global Equities Limited                                                                376,888
GS Private Equity Partners, L.P.                                                       481,187
HarbourVest Partners V - Partnership Fund L.P.                                         339,532
Houston Firefighters' Relief & Retirement Fund                                         381,043
IBM Personal Pension Plan Trust                                                      3,018,936
Lexington Partners - Hamilton Lane 2000 LLC                                            506,786
Los Angeles County Employees
     Retirement Association                                                            762,085
Masco Capital Corporation                                                              609,668
Metropolitan Life Insurance Company                                                    381,043
State Retirement Fund of Michigan                                                    2,857,818
Morley Investments Limited                                                             396,122
National Union Fire Insurance
     Company of Pittsburgh, PA                                                         391,741
Fonds de Prevoyance Nestle                                                             381,044
New York Life Insurance Company                                                        304,834
New York State Common Retirement Fund                                                3,048,339
The State Teachers Retirement System of Ohio                                           762,085
Paul Capital Ellis Holdings, LLC                                                       522,028
Commonwealth of Pennsylvania State
     Employees' Retirement System                                                    1,143,127
Pension Reserves Investment Trust Fund                                                 762,085
Pine Street I Holdings LLC                                                             751,386



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
                                                                   Number of Shares of Common Stock Owned Beneficially as
             Name of Additional Selling Stockholder                  of the Date Hereof and Maximum Number of Shares of
             --------------------------------------                          Common Stock to be Offered Hereby
                                                                             ---------------------------------
Rhode Island Employees' Retirement System                                              304,834
The Robert Wood Johnson Foundation                                                     609,668
The Rockefeller University                                                             381,043
San Francisco City and County
     Employees' Retirement System                                                      457,251
South Ferry # 2, L.P.                                                                  304,834
Utah Retirement Systems                                                                609,666
Other Additional Selling Stockholders (2)                                            9,756,555


________________

(1) The shares of common stock are held collectively by Blackstone Capital Commitment Partners III L.P., Blackstone Management Associates III L.L.C. and Blackstone Services (Cayman) III LDC. Each of these entities is an affiliate of each other and of Blackstone. See the Prospectus for additional information regarding Blackstone.

(2) Consists of Additional Selling Stockholders that hold, in the aggregate, less than 1% of our aggregate outstanding common stock.